                                                                      Exhibit 4g


                                    AGREEMENT


         THIS AGREEMENT, dated March 31, 1998 (this "Agreement"), by and between DynaGen, Inc., a Delaware corporation ("DynaGen"), Dominion Capital Fund Ltd. ("Dominion"), and Sovereign Partners ("Sovereign" and collectively with Dominion, the "Purchasers").

                         W I T N E S S E T H T H A T:

         WHEREAS, DynaGen and The Endeavor Capital Fund S.A. ("Endeavor") are parties to that certain Stock Purchase Agreement, dated as of August 20, 1997 (the "Stock Purchase Agreement"); providing, among other things, for the sale and purchase of the Series D Convertible Preferred Stock, $.01 par value per share (the "Series D Preferred Stock"), of DynaGen and permitting Endeavor to assigns its obligations to purchase Series D Preferred Stock thereunder; and

         WHEREAS, Endeavor has assigned certain such obligations to the Purchasers.

         WHEREAS, DynaGen wishes to sell and Purchasers wish to purchase a tranche of the Series D Preferred Stock;

         NOW, THEREFORE, in consideration of this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Sale and Purchase. DynaGen shall sell, and Purchasers shall purchase, a tranche of the Series D Preferred Stock in the principal amount of $1,000,000 (the "Second Tranche") required to be purchased and sold in accordance with the Stock Purchase Agreement and this Agreement.

         2. Delivery of Shares and Payment. Dominion shall pay the purchase price for one-half of the Second Tranche by delivering $500,000 immediately available good funds in United States Dollars (the "Cash") to DynaGen and Sovereign shall pay the purchase price for one-half of the Second Tranche by delivery of that certain 7% Convertible Debenture due February 26, 1999 in the original principal amount of $500,000 (the "7% Debenture") to DynaGen. Promptly following receipt of the Cash and the 7% Debenture, but in any event within two business days thereafter, DynaGen shall deliver certificates (the "Certificates") for the shares of Series D Preferred Stock constituting the Second Tranche duly executed on behalf of DynaGen to Sovereign and Dominion. Time is of the essence with respect to the provisions of this Section 2.

         3. Additional Consideration for Exchange of the 7% Debenture. Concurrently with the delivery of the Certificates, DynaGen shall execute and deliver to each Purchaser a debenture in the original principal amount of $87,500 and otherwise in the form of Exhibit A hereto (the "Debenture").

         4. Waivers and Acknowledgments. Each Purchaser hereby waives the conditions set forth below to its obligation to purchase the Second Tranche. This waiver is solely for the purposes of the sale of the Second Tranche and is not a continuing waiver nor is it an agreement to waive the same requirements in the future. Each Purchaser hereby waives the requirements of the Stock Purchase Agreement set forth in Section 4 i. (a) (requiring a five day prior written notice), 4 i. (b) (limiting each tranche to $400,000), and 4i. (c)(i), (iii) and
(iv) (requiring effectiveness of the Registration Statement and certain other matters). Each Purchaser acknowledges that it has been informed that DynaGen has received a notice, dated February 26, 1998, from the NASDAQ stating that DynaGen does not meet the listing requirements of the NASDAQ and is subject to delisting. Sovereign acknowledges that it has been informed that Endeavor has entered into an agreement with DynaGen, dated March 19, 1998, which settles certain amounts owed by DynaGen to Endeavor under various contracts and Sovereign has been provided with a copy of such agreement and each Purchaser consents to be bound by it. Each Purchaser represents that the right to acquire the Second Tranche has been assigned to it by Endeavor.

         5. Representations and Warranties. Except as set forth on Exhibit A hereto, the representations and warranties of DynaGen set forth in Section 3 of the Stock Purchase Agreement are true and correct in all material respects.

         6. Recent Transactions. Exhibit B hereto sets forth a true, correct and complete list of all material transactions entered into by DynaGen since August 20, 1997.

         7. Miscellaneous. Section 10 of the Stock Purchase Agreement shall also govern this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                  DYNAGEN, INC.


                                  By: /s/ Dhananjay Wadekar
                                  Name: Dhananjay Wadekar
                                  Title: Chairman of the Board


                                  SOVEREIGN PARTNERS

                                  By: /s/ Stephen Hicks
                                  Name: Stephen Hicks
                                  Title:

                                  DOMINION CAPITAL FUND LTD.

                                  By: /s/ Stephen Hicks
                                  Name: Stephen Hicks
                                  Title:






                                       3